WHOLESALE LICENSE AGREEMENT
                                 by and between
                   ARBY'S, INC. d/b/a TRIARC RESTAURANT GROUP
                                    Licensor
                                      and
                           PARAMARK ENTERPRISES, INC.
                                    Licensee



                          Dated as of __________, 1998

                          WHOLESALE LICENSE AGREEMENT
                               TABLE OF CONTENTS


                                                                            PAGE

RECITALS OF FACT                                                           - 1 -

1.       GRANT                                                             - 1 -

2.       TERM                                                              - 2 -

3.       WHOLESALE DISTRIBUTION                                            - 2 -

4.       ROYALTIES                                                         - 4 -

5.       PREPARATION OF APPROVED TJC WHOLESALE PRODUCTS                    - 5 -

6.       PROPRIETARY MARKS                                                 - 6 -

7.       PROPRIETARY INFORMATION                                           - 7 -

8.       EXPIRATION; TERMINATION; POST-EXPIRATION ASSISTANCE               - 8 -

9.       ADVERTISING AND PROMOTION                                         - 8 -

10.      TECHNICAL ASSISTANCE                                              - 9 -

11.      CONFIDENTIALITY, NON-DISCLOSURE, AND NON-COMPETE                  - 9 -

12.      INDEMNIFICATION                                                  - 11 -

13.      INSURANCE                                                        - 11 -

14.      ASSIGNMENT OF INTERESTS                                          - 12 -

15.      MISCELLANEOUS                                                    - 12 -

         EXHIBIT A - INTELLECTUAL PROPERTY
         EXHIBIT B - WHOLESALE CONTRACTS
         EXHIBIT C - APPROVED TJC WHOLESALE PRODUCTS
         EXHIBIT D - STANDARDS AND SPECIFICATIONS
         EXHIBIT E - APPROVED ADVERTISING
         EXHIBIT F - OFFICERS, DIRECTORS AND EXECUTIVES OF TJC
         EXHIBIT G - INSURANCE REQUIREMENTS

                          WHOLESALE LICENSE AGREEMENT

         This Wholesale License Agreement ("Agreement") is made this day of , 1998, by and between Arby's, Inc., d/b/a Triarc Restaurant Group, a Delaware corporation ("Licensor"), and Paramark Enterprises, Inc., a Delaware corporation ("Licensee").

RECITALS OF FACT

         A. Licensor's affiliate, TJ Holding Company, Inc., is the owner of (i) certain secret recipes and secret formulae (the "Secret Recipes") for baking gourmet cinnamon rolls and other bakery products; (ii) secret and proprietary plans ("Technical Information") relating to the preparation, baking, and merchandising of the gourmet cinnamon rolls utilizing the Secret Recipes (the Secret Recipes and Technical Information are referred to herein as the "Proprietary Information"); and, (iii) certain trade names, trademarks, service marks, logos, signs, and emblems, including, without limitation the mark "T.J. CINNAMONS," relating to the products prepared using the Proprietary Information, and other goods and services offered at retail stores, bakeries, and other locations, that offer the products made utilizing the Proprietary Information (the "Proprietary Marks"). The Proprietary Information and Proprietary Marks are collectively referred to as "Intellectual Property" (and are more particularly identified in Exhibit A hereto). All bakery products made with the Proprietary Information are referred to as "TJC Products."

         B. Licensor, pursuant to a license agreement with TJ Holding Company, Inc., dated August 29, 1996, has the right to use, and license others to use, the Intellectual Property.

         C. Licensee has, pursuant to the License Agreement with Licensor dated August 29, 1996, entered into agreements with independent food brokers
("Brokers") whereby the Brokers will arrange for the sale by Licensee of Approved TJC Wholesale Products (defined below in Section 3.3) to certain retail accounts (referred to as "Supermarket Chains").

         D. Licensor and Licensee have agreed to terminate the August 29, 1996 License Agreement, but Licensor has agreed to permit Licensee to continue to prepare, sell, and distribute Approved TJC Wholesale Products at wholesale through Brokers on the terms and conditions set forth in this Agreement.

         With   reference  to  the   above-stated   Recitals  of  Fact,  and  in
consideration  of  the  mutual  covenants  and  conditions   contained  in  this
Agreement, the parties hereby agree as follows:

1.       GRANT

         1.1 Until the termination or expiration of this Agreement, Licensee shall have the right to use the Intellectual Property solely to prepare and sell Approved TJC Wholesale Products through Brokers to Supermarket Chains.

         1.2 The rights granted to Licensee are limited to the specific purposes described in this Agreement. Licensee shall not manufacture, sell, or distribute any product, other than the Approved TJC Wholesale Products, using the Intellectual Property. Licensee has no right to license, sublicense, or franchise others to use any of the Intellectual Property.

         1.3 Except as set forth in Section 3.6, Licensor retains the right to produce TJC Products or other products using the Proprietary Information, for sale through any channels of distribution; and Licensor may produce, offer, or sell, and authorize others to produce, offer, or sell, any such products under the Proprietary Marks or any other mark or name.

2.       TERM

         2.1 The term of this Agreement shall begin on the date first written above, and, unless sooner terminated or renewed in accordance with the terms herein, shall expire on December 31, 1998.

         2.2 Licensee has no rights to, nor expects to, extend or renew this Agreement. This Agreement may be renewed, at Licensor's sole discretion, for one or more thirty (30) day periods, not to exceed a total of one hundred eighty
(180) days upon thirty (30) days prior written notice to Licensee. Licensee shall have no rights under this Agreement after December 31, 1998, unless this Agreement is renewed by Licensor.

3.       WHOLESALE DISTRIBUTION

         3.1 The agreements between Licensee and Brokers for the sale and distribution of the Approved TJC Wholesale Products ("Wholesale Contracts"), the description of the Wholesale Contracts, the identity of the Supermarket Chains to which the Approved TJC Wholesale Products are sold, and the nature, type, and amount of Approved TJC Wholesale Products sold under each Wholesale Contract, are set forth in Exhibit B. To the extent that the Wholesale Contracts are in writing, a copy of the current contract is attached to Exhibit B. The list of Approved TJC Wholesale Products approved for sale by Licensee is set forth in Exhibit C. Licensee represents and warrants that as of the date hereof, Licensee does not manufacture, sell, or distribute, at retail or wholesale, any bakery products that use any of the Proprietary Information to any person, broker, wholesale account, retail store, or otherwise, except for sales of Approved TJC Wholesale Products identified on Exhibit C made pursuant to the Wholesale Contracts described in and/or attached to Exhibit B.

         3.2 During the term of this Agreement, Licensee may prepare and sell, for resale to retail customers, the Approved TJC Wholesale Products as specified by Licensor, only to the Supermarket Chains identified in Exhibit B, and only in accordance with the terms and conditions of this Section 3.

         3.3 Licensee shall sell only the Approved TJC Wholesale Products set forth in Exhibit C. Approved TJC Wholesale Products are those pre-packaged, not fresh-baked, TJC Products that Licensor has designated for sale through wholesale distribution by Licensee. Licensee shall not request that other TJC Products be approved by Licensor as Approved TJC Wholesale Products. Licensor may modify the list of Approved TJC Wholesale Products in its reasonable discretion, upon one hundred twenty (120) days prior written notice to Licensee. Licensor shall not eliminate or disapprove a previously approved Approved TJC Wholesale Product if such product represents a "significant percentage" of Licensee's wholesale business. The parties hereto agree that "significant percentage" shall mean that twenty percent (20%) or more of the gross revenues received by Licensee in the twelve-month period prior to Licensor's notice of a change is derived from the sale of such product.

         3.4 Licensee shall not request that other retail accounts, Supermarket Chains, or Brokers be included on the approved list in Exhibit B. Licensor has no obligation to consider or approve any Supermarket Chain or Broker not currently identified on Exhibit B. Licensor may, however, in its reasonable discretion, disapprove of a previously approved Supermarket Chain, or may require that Licensee or Broker cease supplying a Supermarket Chain.

         3.5 Licensor shall have the right to review and approve all agreements between Licensee and Brokers, and all agreements with manufacturers, suppliers, co-packers, and others concerning the Approved TJC Wholesale Products. Licensee shall comply with Licensor's procedures concerning approval of agreements with third parties.

         3.6 During the term of this Agreement, Licensor shall not sell any Approved TJC Wholesale Products at wholesale to any Supermarket Chain approved in Exhibit B; provided, however, that Licensor or any affiliate or licensee of Licensor (i) may sell TJC Products at, from, to, or through any retail location, store, restaurant, person, or entity, and (ii) may sell TJC Products (other than Approved TJC Wholesale Products) at wholesale to any retail account or Supermarket Chain, including Supermarket Chains that purchase Approved TJC Wholesale Products from Licensee through Brokers. In addition to Licensor's rights to sell TJC Products at wholesale or retail, Licensor shall have the right to operate or license others to operate, kiosks, carts, limited service counters, and similar areas or facilities (collectively "Kiosks") at any Supermarket Chain, provided that such Kiosks shall not sell Approved TJC Wholesale Products.

         3.7 Licensee shall comply with Licensor's standards and specifications for the manufacture, packaging, distribution, and sale of Approved TJC Wholesale Products; the advertising and promotion of Approved TJC Wholesale Products; and Licensor's guidelines regarding the Supermarket Chains that may purchase, receive, and resell Approved TJC Wholesale Products. Without limiting the requirements of Section 5 of this Agreement, Licensee may request modifications to the standards and specifications for the Approved TJC Wholesale Products and/or approval of Supermarket Chains. All requests for modifications or consents under this Section 3 shall be in writing. Licensor may approve or disapprove any request in Licensor's sole discretion, but Licensor is not obligated to respond to a request from Licensee.

4. ROYALTIES

         4.1 In consideration of the rights granted to Licensee hereunder, Licensee shall pay to Licensor a royalty fee equal to five percent (5%) of Licensee's Net Sales (defined below) of Approved TJC Wholesale Products sold by Licensee on a monthly basis. Net Sales shall mean the gross sales price charged by Licensee, regardless of collection of revenue in the case of credit or installment sales of the Approved TJC Wholesale Products, less returns.

         4.2 Licensee shall pay to Licensor the monthly royalty on the fifteenth
(15th) day of each month for the Net Sales of the preceding month; provided, however, that the royalty payments for the Net Sales made during the first three
(3) full or partial months under this  Agreement  (July,  August,  and September
1998) shall be paid on the fifteenth (15th) day of October 1998.

         4.3 Licensee shall submit to Licensor on the fifteenth (15th) day of each month a sales report detailing the sales of Approved TJC Wholesale Products during the preceding month. The sales report shall be in the form specified by Licensor, and shall include, at a minimum, the gross revenues, net sales, and the unit counts of all sales during the prior month, and shall include such data required by Licensor and organized by Broker, by account, and by product. Licensee shall provide a final Net Sales report within thirty (30) days following the last month that Licensee sells Approved TJC Wholesale Products pursuant to this Agreement, and such final Net Sales report may be, but is not required to be, audited.

         4.4 Licensee shall preserve all books and records regarding the business operations under this Agreement for three (3) years from the date of their preparation. Licensor reserves the right to audit or inspect the books and records of Licensee at any time. Licensee shall prepare, and furnish to Licensor not later than ninety (90) days after the close of Licensee's fiscal year, audited financial statements for the prior fiscal year. The audited financial statements, or the audited final Net Sales report, shall segregate clearly Net Sales as separate line items, and shall include data by SKUs (Stockkeeping Units) and by vendor.

         4.5 In the event that Licensee's Net Sales of Approved TJC Wholesale Products during the period January 1, 1998 through December 31, 1998 (as verified by Licensor) to the five (5) Supermarket Chains designated with an asterisk in Exhibit B exceed Three Million Six Hundred Thousand Dollars ($3,600,000), the royalty rate specified in Section 4.1 shall be revised, retroactively to the date of this Agreement, to two percent (2%) of the Net Sales that exceed $3,600,000 from those five (5) Supermarket Chains. Any adjustments or refunds in royalty payments shall be made fifteen (15) business days following Licensor's receipt of (a) Licensee's audited financial statement for fiscal year 1998, or (b) Licensee's audited final Net Sales report, if furnished pursuant to Section 4.3 hereof, provided that such information is acceptable to Arby's, based on Arby's reasonable discretion and reasonable verification.

5.       PREPARATION OF APPROVED TJC WHOLESALE PRODUCTS

         5.1 Licensee shall use the Proprietary Information in accordance with the standards and specifications prescribed by Licensor. All Approved TJC Wholesale Products prepared, distributed, or sold by Licensee, pursuant to this Agreement, shall be identified, distributed, or sold only under the Proprietary Marks in the form and manner specified and approved by Licensor. Licensee may distribute and sell Approved TJC Wholesale Products only through the channels of distribution specified in Section 3 hereof.

         5.2 Licensee shall prepare the Approved TJC Wholesale Products in accordance with the Proprietary Information, and shall conform the operation of its business to the methods, standards, and specifications prescribed in the Proprietary Information. Licensee shall not sell or otherwise dispose of products under the Proprietary Marks unless such products are Approved TJC Wholesale Products produced in accordance with the Proprietary Information. Licensee shall submit samples of Approved TJC Wholesale Products to Licensor at such times and such places as Licensor may reasonably specify for the purposes of determining that the Approved TJC Wholesale Products conform to the Proprietary Information. Licensee shall make appropriate periodic tests for controlling the quality of the ingredients and baking procedures utilized in the production of Approved TJC Wholesale Products by Licensee, in accordance with Licensor's requests and instructions. Licensee shall permit representatives of Licensor, upon reasonable notice, to inspect any and all of Licensee's production and/or distribution facilities, and to examine and test the ingredients, supplies, containers, and accessories used by Licensee. Licensor shall pay for its own costs in conducting such inspections. Licensee shall make available to such representatives all information necessary to render full and effective assistance. If any such facility, or any sample of Approved TJC Wholesale Products, does not comply substantially with the standards prescribed by Licensor, Licensee shall, at its own expense, remedy the facilities, manufacturing processes, ingredients, or subsequently produced Approved TJC Wholesale Products so that they comply with the Technical Information and other standards specified by Licensor.

         5.3 All Approved TJC Wholesale Products produced or prepared pursuant to this Agreement shall be made with only such materials and ingredients as are of the quality that has been specified by Licensor and supplied by a source that has been approved by Licensor. Licensee shall obtain and use ingredients made with the Secret Recipes only from a manufacturer approved, and if required by Licensor, licensed, by Licensor. All standards and specifications and sources of supply currently approved by Licensor are set forth in Exhibit D; provided that Licensor may modify or revoke such approvals in its sole discretion. If Licensee desires to purchase any of the items specified in this Section 5, or items otherwise required by Licensor for the operation of the business contemplated under this Agreement (other than ingredients utilizing the Secret Recipes that must be purchased from sources designated by Licensor), from a supplier who has not been approved by Licensor, Licensee may request, in writing, approval by Licensor of such supplier. Licensor may approve such proposed supplier if in Licensor's sole judgement and discretion the proposed supplier can meet and maintain Licensor's specifications, standards, and requirements. In making any such request, Licensee, at its expense, shall furnish Licensor with adequate samples of the items for which approval is being requested or, if that is not feasible, with copies of descriptions, specifications, and pictures of such items. Licensee shall not sell, dispense, or use any such items unless and until Licensor has given written notice of approval to Licensee. Nothing contained herein shall be construed to require Licensor to approve an unreasonable number of suppliers for any particular item or service.

         5.4 Licensee shall not use, nor permit any person or entity to use, the Proprietary Information or any part of the Secret Recipes or Technical Information. Upon termination of this Agreement for any reason or expiration of this Agreement, Licensee shall immediately cease to manufacture and distribute the Approved TJC Wholesale Products and shall deliver to Licensor all Proprietary Information under its control.

         5.5 Licensee may produce, prepare, and sell products other than the Approved TJC Wholesale Products, provided that the production of such products does not involve the use of any of the Proprietary Information, and that such products are not identified, in any manner, with the Proprietary Marks.

6.       PROPRIETARY MARKS

         6.1 Licensee shall use the Proprietary Marks only to the extent permitted in this Agreement, and only in the manner specified by, and in accordance with, the standards and specifications of Licensor, as set forth in this Agreement or otherwise in writing.

         6.2 Licensee agrees that it shall not manufacture, produce, bake, sell, or distribute products that bear the Proprietary Marks or any derivation or abbreviation thereof, except in accordance with this Agreement, or license or permit anyone else to do so, and shall not use names and marks confusingly similar to the Proprietary Marks in the sale or distribution of any products, or in the operation, franchising, or licensing of wholesale or retail businesses.

         6.3 Licensee shall not use the Proprietary Marks or any derivation or abbreviation thereof as part of its/their corporate or other legal name.

         6.4 Licensee shall not directly or indirectly contest the validity of Licensor's ownership of the Proprietary Marks.

         6.5 Licensee expressly understands and acknowledges that:

                  6.5.1 Licensee's use of the Proprietary Marks pursuant to this Agreement does not give it any ownership interest or other interest in or to the Proprietary Marks, except the license granted by this Agreement; and

                  6.5.2 Any and all goodwill arising out of Licensee's use of the Proprietary Marks under this Agreement shall inure solely and exclusively to Licensor's benefit.

         6.6 Licensee shall not register or attempt to register any Proprietary Mark, or any mark or name which incorporates all or part of any Proprietary Mark, in any country in the world.

         6.7 Licensor has the right to modify and/or to discontinue the use of any or all of the Proprietary Marks, or to use other names or marks to identify the TJC Products; provided, however, that if Licensor discontinues a Proprietary Mark that is used with or on an Approved TJC Wholesale Product that represents a "significant percentage" of Licensee's wholesale business, Licensor will provide a substitute Proprietary Mark for that product or products. The parties hereto agree that "significant percentage" shall mean twenty percent (20%) of gross revenues received by Licensee from the sale of such product in the twelve-month period prior to Licensor's notice of discontinuance of a mark. Upon one hundred twenty (120) days prior written notice from Licensor, Licensee shall comply with Licensor's standards and specifications with respect to the use any modified Proprietary Marks or the new names and marks; provided that Licensee may continue to utilize existing inventory or supplies that bear the old or discontinued Proprietary Marks after the 120-day period, if such inventory or supplies were purchased prior to Licensor's notice of such modification or discontinuance. Licensee shall be responsible for all costs associated with any such change, and Licensor shall have no liability to Licensee therefor.

         6.8 Licensor is the owner of all rights, title and interest in the Proprietary Marks, and Licensor agrees to use best efforts to maintain the validity of, and the registrations for, Proprietary Marks licensed hereunder.

7.       PROPRIETARY INFORMATION

         7.1 Licensee acknowledges that the Proprietary Information, including the Secret Recipes, the Technical Information, the techniques, know-how, trade secrets, formulas, specifications, and all other information relating to the TJC Products are trade secrets of Licensor. Licensee acknowledges that Licensee does not and shall not acquire any right or interest therein beyond the rights expressly granted to it under this Agreement. Licensee shall maintain adequate security in the control, use, and handling of the Proprietary Information in accordance with the guidelines and instructions prescribed by Licensor from time to time.

         7.2  Licensor  has the right to modify  any  aspect of the  Proprietary
Information, and upon one hundred twenty (120) days prior written notice from Licensor, Licensee shall comply with Licensor's standards and specifications with respect to the use of the modified Proprietary Information.

         7.3 Licensee shall not engage, or assist others to engage, in any activity which constitutes an infringement, appropriation, copying, unauthorized use, or imitation of any of the Proprietary Information or other features of the Intellectual Property, or which otherwise threaten any interest of Licensor therein.

         7.4 Except as specifically provided in this Agreement, Licensee shall not at anytime, during the term of this Agreement or thereafter, use or permit others to use any of the Intellectual Property to manufacture or identify cinnamon rolls or other bakery products.

         7.5 Licensee shall promptly notify Licensor in writing of any unauthorized use of the Proprietary Information. Licensor shall have the sole right to direct and control any administrative proceeding or litigation involving the Proprietary Information, including any settlement thereof. Licensee shall cooperate with Licensor in all matters concerning the Proprietary Information.

8.       EXPIRATION; TERMINATION; POST-EXPIRATION ASSISTANCE

         8.1 Upon expiration or termination of this Agreement, Licensee shall forthwith cease to use, for any purpose, any and all of the Intellectual Property. Licensee shall promptly return to Licensor all signs, packaging, supplies, lists, forms, and other materials containing any of the Proprietary Marks, and any and all copies of the Proprietary Information.

         8.2 Licensor and Licensee understand and acknowledge that one of the purposes of this Agreement is to provide for a smooth transition from Licensee to Licensor of Licensee's business related to the wholesale sale and distribution of Approved TJC Wholesale Products. Licensee shall, therefore, upon request of Licensor, provide assistance to Licensor with respect to an orderly transition of accounts and contracts from Brokers to food brokers selected by Licensor and such other transition assistance as may be reasonable. Such desired assistance shall be specified by Licensor, and shall be provided for a period beginning thirty (30) days prior to expiration of this Agreement, and continuing for a period not to exceed one hundred eighty (180) days following the date of expiration.

9.       ADVERTISING AND PROMOTION

         9.1 All advertising and promotional material prepared by or to be used by Licensee in connection with the manufacture, sale, or distribution of the Approved TJC Wholesale Products, including product packaging and wrappings, shall be subject to the prior written approval of Licensor. Any advertising, promotional material, and packaging that is identified on Exhibit E as having received the prior written approval of Licensor shall not require any further approval by Licensor prior to its use. For all advertising, promotional plans, packaging, containers, and/or labels for the Approved TJC Wholesale Products not prescribed or previously approved by Licensor, Licensee shall submit samples of such materials to Licensor for Licensor's prior written approval (except with respect to advertised or suggested retail prices), and shall comply with the procedures set forth in writing by Licensor. Licensee shall not use such proposed advertising, promotional plans, packaging, containers, and/or labels without Licensor's prior written approval. All rights in and to advertising, promotional plans, packaging, containers, and/or labels, including without limitation copyrights, shall become the exclusive property of Licensor (without separate charge to Licensor); and this Agreement constitutes a license from Licensor to Licensee to use such rights for the term of this Agreement. Licensee agrees that it shall sign such documents (and cause any contractors, agencies, and persons other than its employees who work on such advertising, promotional plans, packaging, containers, and/or labels to sign such documents) as Licensor may reasonably require in order to implement the terms of this provision.

         9.2 Licensor shall have the right to disapprove the subsequent use of any previously approved advertising; and Licensee shall promptly discontinue use of advertising or promotional programs or materials upon notice from Licensor.

         9.3 Licensor shall not be liable to Licensee as a result of any review, approval, or disapproval of any advertising; and Licensee acknowledges that Licensor's review of advertising is to enforce the proper use of the Proprietary Marks in advertising. Licensee shall indemnify and hold harmless Licensor and its affiliates against and from any and all claims, demands, suits, costs, or expenses resulting from Licensee's use of advertising.

         9.4 In the event Licensee further develops its business to include business activities not subject to this Agreement, and if Licensee develops advertising or promotional material that does not relate to, in any way or mention, nor depict, any TJC Product, any Proprietary Mark, or Licensee's rights under this Agreement, such advertising or promotional material shall be owned by Licensee and not by Licensor.

10.      TECHNICAL ASSISTANCE

         Licensor will disclose or make available to Licensee the Secret Recipes and Technical Information in such detail as to enable Licensee to produce the Approved TJC Wholesale Products in the Territory in accordance with Licensor's standards and specifications. From time-to-time during the term of this Agreement, Licensor shall disclose and make available to Licensee additional Technical Information concerning modifications, alterations, additions, or amendments to the Proprietary Information to permit Licensee to produce the Approved TJC Wholesale Products at all times in accordance with Licensor's then-current procedures, specifications, and standards.

11.      CONFIDENTIALITY, NON-DISCLOSURE, AND NON-COMPETE

         11.1 Licensee acknowledges and agrees that Licensor owns all of the Intellectual Property. Licensee further acknowledges and agrees that the Intellectual Property includes trade secrets and confidential and proprietary information and know-how that gives Licensor a competitive advantage; that all measures necessary to protect the trade secrets, the confidentiality of the Proprietary Information, and know-how comprising the Intellectual Property have been taken; that all material or other information now or hereafter provided or disclosed to Licensee regarding the Intellectual Property is and will be disclosed in confidence; that Licensee has no right to disclose any part of it to anyone who is not an employee or professional representative of Licensee; and that Licensee will disclose to its employees only those parts of the Intellectual Property that an employee needs to know. Licensor and Licensee agree that confidential information shall exclude information that (a) has been or is obtained by a third party from a source independent of Licensor, Licensee, their affiliates, or their respective officers, directors, employees or agents, and such third party is not desiring such information; (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Licensee or its affiliates or their personnel; or (c) is independently developed by Licensee without reliance in any way on the Intellectual Property.

         11.2 Licensee will protect as confidential and proprietary the Proprietary Information, including the Secret Recipes, Technical Information, the techniques, know-how, trade secrets, formulas, specifications, and all other information relating to the Approved TJC Wholesale Products, whether or not patentable. Licensee will not disclose, in whole or in part, any Proprietary Information to any person, firm, or corporation, except to those employees of Licensee whose knowledge of such information is required for the performance of Licensee's obligations under this Agreement.

         11.3 Licensee shall have no rights in the Proprietary Information and shall use the Proprietary Information solely for the purpose contemplated by this Agreement. Any and all goodwill arising from the use of the Proprietary Information by Licensee shall inure exclusively to the benefit of Licensor. The provisions of this Section 11.3 shall survive the termination or expiration of this Agreement.

         11.4 Licensee specifically acknowledges that, pursuant to this Agreement, the August 29, 1996 License Agreement, and as a result of Licensee's relationship with Licensor, Licensee will receive valuable and confidential information, including, without limitation, information regarding operational, sales, promotional, and marketing methods, related to the sale of Approved TJC Wholesale Products, and other TJC Products through other retail channels, at wholesale, and at dual- or multi-brand restaurants owned, operated or franchised by Licensor. Licensee covenants that, except for the limited activities specifically authorized under this Agreement during the term hereof, for a period of thirty (30) months from the date of this Agreement, except as otherwise approved in writing by Licensor in its sole discretion, neither Licensee nor any affiliate of Licensee, including without limitation, Interbake Brands, Inc., shall, either directly or indirectly, for itself, or through, or on behalf of, or in conjunction with any person, persons, or legal entities, own, maintain, operate, be employed by, or have an interest in, or directly engage in, any business which involves or is engaged in the manufacturing, baking, distribution, or sale of:

                        a. bakery products whose predominant flavor is cinnamon,
                  which use cinnamon as a principal or significant flavor ingredient, are advertised or promoted as cinnamon- or cinnamon-flavored products, or are otherwise recognized generally as cinnamon products; or

                        b. bakery products that are similar to those bakery products that utilize or incorporate one or more aspects of the Intellectual Property and are sold, as of the date of this Agreement, at T.J. Cinnamons Bakeries, or T.J. Cinnamons Classic Bakeries; or

                        c. bakery  products that use,  bear, or are displayed in
                  close association with, (i) the Proprietary Marks, or (ii) marks confusingly similar to the Proprietary Marks, or any derivation or abbreviation thereof.

         11.5 Licensor may require that the individual officers, directors, and executives of Licensee designated in Exhibit F, and all successors or other individuals reasonably designated by Licensor at a later date, execute covenants agreeing to be personally bound by the provisions of this Section 11; provided, however, that the non-competition covenant of Section 11.4 shall apply for a period of thirty (30) months from the date of this Agreement.

12.      INDEMNIFICATION

         In addition to any other rights or remedies under law or otherwise available to Licensor, Licensee shall indemnify and hold harmless Licensor, its affiliates, and their respective officers, directors, shareholders, agents, and employees against and from any and all out-of-pocket loss, cost, damage and expense (including reasonable attorneys' fees) resulting from: (i) any material breach of any covenant, representation, or warranty of Licensee contained in this Agreement; and/or (ii) any claim by a third party, including any governmental authority, arising out of or relating to the manufacture, production, marketing, sale, purchase, distribution, use or consumption of Approved TJC Wholesale Products produced, distributed, or sold by Licensee.

13.      INSURANCE

         During the term of this Agreement, Licensee shall maintain comprehensive general liability insurance and products liability insurance, in such amounts as may be specified by Licensor, and such other insurance as Licensor reasonably may specify, consistent with industry standards. The currently approved type and amounts of insurance coverage are specified in Exhibit G. Licensee shall provide Licensor, upon written request of Licensor, with certificates evidencing such insurance and certificates of renewal of such insurance, when applicable. Licensor shall be named an additional insured under such coverage, at no cost to Licensor.

14.      ASSIGNMENT OF INTERESTS

         14.1 Licensee shall not transfer, assign, convey, give away, pledge, or encumber (collectively, "Transfer") any rights in this Agreement or the license granted herein, in all or substantially all of the assets of Licensee, or in any agreement related to any aspect of Licensee's business operated pursuant to this Agreement, without Licensor's prior written consent, which consent may be withheld in Licensor's sole discretion.

         14.2 Licensor may Transfer any or all rights in this Agreement, in the Intellectual Property, or in any assets of Licensor to any person or entity, on any terms or conditions, and at any time, in its sole discretion.

15.      MISCELLANEOUS

         15.1 If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any party. In the event any court or other government authority shall determine any provision in this Agreement is not enforceable as written, the parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought and affords the parties the same basic rights and obligations and has the same economic effect. If any provision in this Agreement is held invalid or otherwise unenforceable by any court or other government authority or in any arbitration proceeding, such findings shall not invalidate the remainder of the agreement unless in the reasonable opinion of Licensor the effect of such determination has the effect of frustrating the purpose of this Agreement, whereupon Licensor shall have the right by notice in writing to the other party to immediately terminate this Agreement.

         15.2 The entering into, performance, and interpretation of this Agreement shall be governed, construed, and interpreted by the laws of the state of Florida without regard to the law of conflicts (and without giving effect to the application of Florida choice-of-law rules). Licensor and Licensee hereby agree that to the extent that any disputes arise that cannot be resolved directly between the parties, the parties shall file any necessary suit only in the federal or state court having jurisdiction where Licensor's principal office is then located. The parties irrevocably submit to the jurisdiction of any such court and waive any objection they may have to either the jurisdiction or venue of any such court. This Section 15.2 shall not be interpreted to apply any franchise law or business opportunity law to the relationship between Licensor and Licensee or the subject matter of this Agreement, which would not otherwise be applicable. The parties acknowledge and agree that this Section 15.2 was specifically negotiated by the parties, and that the selection of Florida law as the governing law was included in this Agreement in exchange for other changes in the Agreement requested by, and concessions provided to, Licensee.

         15.3 Recognizing that remedies at law may be inadequate for the enforcement of certain breaches of this Agreement, in the event Licensee breaches any provision of this Agreement by reason of which the validity or ownership of, or goodwill in, the Proprietary Marks or the Proprietary
Information may be impaired, or breaches the covenants to protect the confidentiality of the Proprietary Information, Licensor may be entitled to injunctive relief to enforce the provision of this Agreement, in addition to its other rights hereunder. Notwithstanding the foregoing, Licensor and Licensee agree that injunctive relief is not Licensor's sole remedy for a breach by Licensee, and Licensor is entitled to pursue all remedies at law or in equity to enforce the provisions of this Agreement and/or to obtain compensation for damages caused by any breach of this Agreement.

         15.4 Neither party shall be responsible to the other for non-performance or delay in performance occasioned by any causes beyond its control and for causes other than its own fault (other than lack of funds) including, without limitation, acts of civil or military authority, failure of civil or military authorities to act, strikes, lockouts, embargoes, insurrections, or Acts of God. If any such delay occurs, any applicable time period hereunder shall be automatically extended for a period equal to the time lost; provided that the party affected shall make reasonable efforts to correct the reason for such delay and give the other party prompt written notice of any such delay.

         15.5 Licensee is an independent contractor and shall not assume any obligation or liability, express or implied, on behalf of Licensor. Nothing contained herein or done hereunder shall be construed as creating a joint venture or partnership, or as creating a franchise; and, except for Licensee's obligations to monitor, report on, and enforce the quality control standards of the Approved TJC Wholesale Products as required under Section 5, this Agreement should not be construed as constituting either party hereto as the agent of the other.

         15.6 Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Licensee, Licensor, and Licensor's affiliates and their respective officers, directors, and employees, and such of Licensee's and Licensor's respective successors and assigns (as may be permitted under this Agreement) any rights or remedies under or by reason of this Agreement.

         15.7 Except for such actions, approvals, or withholding of approvals that Licensor may exercise in its sole discretion, or in accordance with standards specified in this Agreement, Licensor and Licensee agree that both parties shall act in a reasonable manner when exercising their respective rights under this Agreement.

         15.8 Any and all notices required or permitted under this Agreement shall be in writing, and shall be personally delivered, sent by registered mail, reputable overnight delivery service, or by other means which affords the sender evidence of delivery or rejected delivery, to the respective parties at the addresses designated below, unless and until a different address has been designated by written notice to the other party.

         If to Licensor:  Arby's, Inc., d/b/a Triarc Restaurant Group
                          1000 Corporate Drive
                          Ft. Lauderdale, FL 33334-3651
                          Attn: John Vanderslice, Sr., Vice President

         with a copy to:  Rudnick, Wolfe, Epstien & Zeidman
                          1201 New York Avenue, N.W.
                          Penthouse
                          Washington, D.C. 20005-3919
                          Attn: Mark A. Kirsch, Esq.

         If to Licensee:  Paramark Enterprises, Inc.
                          One Harmon Plaza
                          Secaucus, New Jersey 07094
                          Attn: Alan S. Gottlich, President

         with a copy to:  Saul Feiger, Esq.
                          152-18 Union Turnpike
                          Kew Garden Hills, New York  11367

Any notice by a means which affords the sender evidence of delivery, or rejected delivery, shall be deemed to have been given at the date and time of receipt or rejected delivery.

         15.9 This Agreement constitutes the entire, full, and complete agreement between Licensor and Licensee concerning the subject matter hereof, and supersedes all prior agreements, no other representations having induced Licensee to execute this Agreement. Except for those permitted to be made unilaterally by Licensor hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, having duly executed, sealed, and delivered this Agreement the day and year first written above.


PARAMARK ENTERPRISES, INC.                        ARBY'S, INC., d/b/a TRIARC
                                                   RESTAURANT GROUP

Licensee                                         Licensor

By:                                              By:
Name:                                            Name:
Title:                                           Title: